CACI Reports Record Revenue and Operating Income for Fiscal 2008 Fourth Quarter and Full Year

Diluted EPS increased 13.7 percent in the quarter, 8.4 percent for the year
Operating income increased 22.4 percent in the quarter, 11.6 percent for the year
Revenue increased 25.9 percent in the quarter, 24.9 percent for the year
Organic revenue growth of 12.3 percent in the quarter, 13.8 percent for the year
Contract funding orders increased 30.3 percent in the quarter, 15.9 percent for the year
Announces $20 million share repurchase program
Reiterates Fiscal Year 2009 guidance

Arlington, Va., August 13, 2008 - CACI International Inc (NYSE: CAI), a leading professional services and information technology solutions provider to the federal government, announced results today for its fourth fiscal quarter and twelve months ended June 30, 2008. CACI provides innovative solutions to meet America’s needs in national defense, intelligence, homeland security, and the improvement of government services, and is a leading strategic consolidator in its market space.

Fourth Quarter Results

For the fourth quarter of Fiscal Year 2008 (FY08), we reported record revenue of $655.0 million, up 25.9 percent over fourth quarter of Fiscal Year 2007 (FY07) revenue of $520.4 million. The increase during the quarter was driven by organic growth of 12.3 percent and acquired revenue. Operating income for the quarter was a record $46.4 million, up 22.4 percent, compared with operating income of $37.9 million in the year earlier quarter. The operating margin was 7.1 percent compared with 7.3 percent in the fourth quarter of FY07. Income before taxes for the quarter was $39.8 million, 17.8 percent higher than what was reported in the fourth quarter of FY07. Our tax rate increased to 40.8 percent from 38.4 percent in the year earlier quarter. Net income for the fourth quarter was $23.5 million, 13.1 percent higher than the $20.8 million reported in the fourth quarter of FY07. Diluted earnings per share were a record $0.77, a 13.7 percent increase over the $0.67 reported in the year earlier quarter. Operating cash flow in the quarter increased to $81.5 million from $47.3 million in the year earlier quarter. Days sales outstanding at the end of the quarter were 60 compared with 66 at the end of the fourth quarter of FY07. Earnings before interest, taxes, depreciation and amortization (EBITDA), a non-GAAP measure, were a record $58.5 million in the quarter, an increase of 22.6 percent over EBITDA of $47.7 million in the fourth quarter of FY07. The EBITDA margin, a non-GAAP measure, was 8.9 percent compared with 9.2 percent in the year earlier quarter.

Fourth Quarter Highlights

Major highlights and accomplishments during the fourth quarter of FY08 include:

•	Contract funding orders totaling $639 million, a 30.3 percent increase over the fourth quarter of FY07.
•	Intelligence Community revenue 53.3 percent higher than the fourth quarter of FY07, growing to 36.6 percent of our revenue for the quarter compared to 30.1 percent a year ago.
•
A ten-year, multiple award, $12.2 billion ceiling indefinite delivery, indefinite quantity contract to support Defense Information Systems Agency (DISA) ENCORE II information technology solutions. This new business is our largest contract award with DISA.

•	Contract awards with an estimated value of $605 million, excluding the DISA ENCORE II award. The awards in the quarter include:
o
A five-year prime contract with a ceiling value of $453 million to continue to support the Joint Improvised Explosive Device Defeat Organization. Won through a combination of the client relationships developed by CACI’s Wexford Group and CACI’s business and development capabilities, the award positions CACI as one of the premier counter-IED companies in the world.

o
Awards on the Strategic Services Sourcing (S3) contract vehicle with the U.S. Army totaling $142 million. This includes the just-announced, three-year, $62 million award for rapid prototyping and technology insertion support. Since March 2006, CACI has been awarded $1.34 billion in task orders on the S3 contract.

o
A five-year, single award prime contract of $25 million with the Office of Assistant Secretary of Defense/Networks and Information Integration to expand our services and assist that office in supporting networks used by defense and national leaders for critical communications.

•
Award to CACI Executive Chairman Dr. J.P. (Jack) London of the Lifetime Achievement Award by the Association for Corporate Growth (ACG) National Capital chapter. The award recognized Dr. London’s achievement in growing CACI from a small consulting firm into a worldwide professional services and IT company.

•
Award to CACI Chief Financial Officer Thomas Mutryn of the Corporate Executive Dealmaker of the Year Award by the ACG. The award recognized Mr. Mutryn’s accomplishments in the structuring and sale of $300 million in convertible senior subordinated notes and completing four CACI acquisitions in 2007.

•
Election of CACI President and CEO Paul Cofoni as Chairman of the Board of the Armed Forces Communications and Electronics Association International, a non-profit organization with 32,000 members and 1,600 corporate members serving the military, government, industry and academia.

Full Year FY08 Results

For all of FY08, we reported record revenue of $2.42 billion, up 24.9 percent over FY07 revenue of $1.94 billion. Organic revenue growth for the year was 13.8 percent compared with 1.2 percent in FY07. Operating income in FY08 was a record $162.8 million, up 11.6 percent over $145.9 million reported in FY07. The operating margin was 6.7 percent for FY08 compared with 7.5 percent for FY07. The effective tax rate for FY08 was 39.5 percent versus 37.3 percent for FY07. Net income for FY08 was $83.3 million, 6.1 percent higher than net income of $78.5 million for FY07. Diluted earnings per share were $2.72, an 8.4 percent increase over the $2.51 reported a year earlier. Operating cash flow for FY08 was $160.1 million compared with $168.0 million for FY07. EBITDA was a record $210.3 million for FY08, an increase of 13.7 percent over the previous record EBITDA of $184.9 million realized for FY07. The EBITDA margin for FY08 was 8.7 percent compared to 9.5 percent for FY07.

FY08 Highlights

Major highlights and accomplishments during FY08 include:

•	Contract awards totaling $2.9 billion. These awards include:
o
Approximately $552 million in awards on the S3 contract vehicle throughout the year. At the end of our fiscal year, CACI had captured the largest share of business among seven contractors on the S3 contract vehicle since its award in March 2006.

o	Over $548 million in classified national security and intelligence awards.
o	A ten-year, $134 million award to continue to provide worldwide logistics support to the U.S. Navy’s Military Sealift Command.
o	A four-year, $83 million award to continue support for the Department of the Navy Chief Information Officer.
o	A four-year, $64 million task order award to support the Military Health System Information Assurance Program.
o	A five-year, $60 million task order award, under the Army’s Field and Readiness Installation Support Team (FIRST) contract vehicle to support the Ft. Bliss (TX) Directorate of Logistics.
•	Record operating income of $162.8 million, exceeding the previous record of $150.3 million in FY06 by 8.4 percent.
•	Record contract funding orders totaling over $2.50 billion, a 15.9 percent increase over contract funding orders of $2.16 billion received in FY07.
•
Record year-end funded backlog of $1.4 billion as of June 30th, up 12.2 percent over last year’s funded backlog of $1.2 billion. Total backlog at the end of FY08 was $7.0 billion, 10.3 percent higher than the year-end FY07 backlog of $6.4 billion.

•
The acquisitions of Athena Innovative Solutions, Inc. and Dragon Development Corporation. The Athena acquisition makes us the largest government contractor supporting the national intelligence assets in Charlottesville, VA. The Dragon acquisition increases our presence and capabilities with the National Security Agency.

•
CACI’s entire National Solutions Group being rated at Maturity Level 3 of the Software Engineering Institute’s Capability Maturity Model® Integration (CMMI®). CMMI Level 3 is now mandatory on an increasing number of DoD integration, management and software contracts.

•	Recognition of CACI as a recipient of the “Best Overall Government Contractor Ethics Program” rating from the Ethisphere Institute, placing third among the 100 largest government contractors.
•	Recognition of CACI as the 2nd Most Admired IT Services Company, as well as the 2nd Most Admired Virginia Company in Fortune magazine’s Most Admired Companies listing.

CEO Commentary

Commenting on the company’s financial results, Paul Cofoni, CACI’s President and CEO, said, “Our solid, fourth quarter growth of net income and record diluted earnings per share and record revenue resulted in the strong second half performance which we promised at the beginning of our FY08. We are very pleased with our double-digit growth of net income and EPS in the second half of FY08. We had another year of strong operating cash flow. Our acquisitions delivered bottom line results that exceeded our expectations and contributed to our earnings per share. They also significantly increased our presence with key customers in the Intelligence Community. We continue to evaluate acquisition opportunities that will be accretive to our bottom line and leverage our capabilities with both existing and new customers. Between acquisitions and organic growth, we added approximately 1,600 people, raising our total employee population to nearly 12,000 highly qualified individuals at fiscal year end. Over 4,200 of these people hold a Top Secret or higher clearance, an increase of 29 percent from a year ago. They significantly increase our capability to support the Intelligence Community and the Defense Department. All these solid performance results contribute to positive momentum for Fiscal Year 2009 and beyond, and give us great confidence in meeting our long-term financial goals of consistently achieving at least eight to ten percent organic revenue growth and growth of net income by at least 15 percent, while continuously pursuing opportunities to improve our profit margin.”

Mr. Cofoni continued: “We believe our nation’s highest priority is the long-term challenge of asymmetric global terrorism. Our goal is to place CACI at the center of our clients’ efforts to meet this challenge, with valuable solutions and cleared, dedicated personnel to help our clients enhance U.S. and global security. Our focus is congruent with the new 2008 National Defense Strategy and the views of both presidential candidates. This convergence of thinking from both defense and political leaders validates our growth strategy.

“I am extremely proud to lead a strong management team and all our CACI employees who are dedicated to being the best in providing quality service to our entire customer base. In Fiscal 2009, we will continue to strengthen our offerings for the Intelligence Community, Defense Department, and federal agencies with high-priority funding and a long-term demand for our services. We will leverage and continually enhance our core competencies in such areas as intelligence and security services, and cyber security. We enter fiscal 2009 with confidence and momentum, making continued progress toward our long-term financial goals, enhancing client capabilities, and building shareholder value.”

Share Repurchase Authorization

CACI’s Board of Directors has approved a share repurchase program for up to $20 million of the Company’s common stock. Repurchases may take place from time to time on the open market, which may include the use of 10b5-1 trading plans or through negotiated transactions.

The timing and amount of purchases under the program will be determined by management based upon market conditions and other factors. The program does not require the Company to purchase any specific number or amount of shares. The Company may suspend the program at any time without notice.

CACI Reaffirms its FY09 Guidance

We are reaffirming our Fiscal Year 2009 (FY09) guidance which we issued on June 26, 2008. The table below summarizes the guidance ranges for FY09:

(In millions except for earnings per share)	Fiscal Year 2009
Revenue	$2,550 - $2,650
Net income	$89.8 - $96.0
Diluted earnings per share	$2.90 - $3.10
Diluted weighted average shares	31.0

Forecasted revenue and diluted EPS do not include any amounts from future acquisitions.

This guidance represents our views as of August 13, 2008. Investors are reminded that actual results may differ from these estimates for the reasons described below and in our filings with the Securities and Exchange Commission.

Conference Call Information

We have scheduled a conference call for 8:30 AM Eastern Time Thursday, August 14th, during which members of our senior management team will be making a brief presentation focusing on fourth quarter results and operating trends followed by a question-and-answer session. You can listen to the conference call and view the accompanying exhibits over the Internet by logging on to our homepage, www.caci.com, at the scheduled time, or you may dial 1-877-440-5804 and enter the confirmation code 6395461. A replay of the call will also be available over the Internet beginning at 1:00 PM Eastern Time Thursday, August 14th, and can be accessed through our homepage (www.caci.com) by clicking on the CACI Investor Info button.

About CACI

CACI International Inc provides the professional services and IT solutions needed to prevail in today’s defense, intelligence, homeland security and federal civilian government arenas. We deliver enterprise IT and network services; data, information, and knowledge management services; business system solutions; logistics and material readiness; C4ISR integration services; information assurance, information operations, and cyber security services; integrated security and intelligence solutions; and program management and SETA support services. CACI services and solutions help our federal clients provide for national security, improve communications and collaboration, secure the integrity of information systems and networks, enhance data collection and analysis, and increase efficiency and mission effectiveness. We add value to our clients’ operations, increase their skills and capabilities, and enhance their missions. CACI is a member of the Fortune 1000 Largest Companies of 2007 and the Russell 2000 index. CACI provides dynamic careers for approximately 12,100 employees working in over 120 offices in the U.S. and Europe. CACI is the IT provider for a networked world. Visit CACI on the web at www.caci.com.

There are statements made herein which do not address historical facts, and therefore could be interpreted to be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the following: regional and national economic conditions in the United States and the United Kingdom, including conditions that result from terrorist activities or war; changes in interest rates; currency fluctuations; failure to achieve contract awards in connection with recompetes for present business and/or competition for new business; the risks and uncertainties associated with client interest in and purchases of new products and/or services; continued funding of U.S. government or other public sector projects, based on a change in spending patterns, or in the event of a priority need for funds, such as homeland security, the war on terrorism or rebuilding Iraq; government contract procurement (such as bid protest, small business set asides, etc.) and termination risks; the results of government investigations into allegations of improper actions related to the provision of services in support of U.S. military operations in Iraq; individual business decisions of our clients; paradigm shifts in technology; competitive factors such as pricing pressures and/or competition to hire and retain employees (particularly those with security clearances); material changes in laws or regulations applicable to our businesses, particularly in connection with (i) government contracts for services, (ii) outsourcing of activities that have been performed by the government, (iii) competition for task orders under Government Wide Acquisition Contracts ("GWACs") and/or schedule contracts with the General Services Administration; and (iv) accounting for convertible debt instruments; our own ability to achieve the objectives of near term or long range business plans; and other risks described in the company's Securities and Exchange Commission filings.

Capability Maturity Model and CMMI are registered trademarks of Carnegie Mellon University.

For investor information contact:
David Dragics, Senior Vice President, Investor Relations
866-606-3471, ddragics@caci.com

For other information contact:
Jody Brown, Executive Vice President, Public Relations
(703) 841-7801, jbrown@caci.com

Selected Financial Data

CACI International Inc
Condensed Consolidated Statements of Operations (Unaudited)
(Amounts in thousands, except per share amounts)

	Quarter Ended			Twelve Months Ended
	6/30/2008	6/30/2007	% Change	6/30/2008	6/30/2007	% Change
Revenue	$655,016	$520,385	25.9%	$2,420,537	$1,937,972	24.9%
Costs of revenue
Direct costs	441,820	347,798	27.0%	1,625,591	1,267,677	28.2%
Indirect costs and selling expenses	154,702	124,877	23.9%	584,600	485,359	20.4%
Depreciation and amortization	12,128	9,836	23.3%	47,517	39,083	21.6%
Total costs of revenue	608,650	482,511	26.1%	2,257,708	1,792,119	26.0%
Operating income	46,366	37,874	22.4%	162,829	145,853	11.6%
Interest expense and other, net	6,557	4,080	60.7%	25,198	20,585	22.4%
Income before income taxes	39,809	33,794	17.8%	137,631	125,268	9.9%
Income taxes	16,260	12,970	25.4%	54,308	46,736	16.2%
Net income	$23,549	$20,824	13.1%	$83,323	$78,532	6.1%

Basic earnings per share	$0.78	$0.68	14.1%	$2.77	$2.56	8.2%
Diluted earnings per share	$0.77	$0.67	13.7%	$2.72	$2.51	8.4%

Weighted average shares used in per share computations:
Basic	30,133	30,414		30,058	30,643
Diluted	30,740	30,896		30,606	31,256

Statement of Operations Data (Unaudited)

	Quarter Ended		Twelve Months Ended
	6/30/2008	6/30/2007	6/30/2008	6/30/2007
Operating income margin	7.1%	7.3%	6.7%	7.5%
Tax rate	40.8%	38.4%	39.5%	37.3%
Net income margin	3.6%	4.0%	3.4%	4.1%

EBITDA*	$58,494	$47,710	$210,346	$184,936
EBITDA margin*	8.9%	9.2%	8.7%	9.5%
*See Reconciliation of Net Income and Earnings before Interest, Taxes, Depreciation and Amortization on page 10.

Selected Financial Data (Continued)

CACI International Inc
Condensed Consolidated Balance Sheets (Unaudited)
(Amounts in thousands)

	6/30/2008	6/30/2007
ASSETS:
Current assets
Cash and cash equivalents	$120,396	$285,682
Accounts receivable, net	441,732	386,150
Prepaid expenses and other current assets	40,697	37,171
Total current assets	602,825	709,003

Goodwill and intangible assets, net	1,193,500	962,090
Property and equipment, net	25,361	22,695
Other long-term assets	80,967	98,159
Total assets	$1,902,653	$1,791,947

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current liabilities
Current portion of long-term debt	$3,549	$7,643
Accounts payable	74,175	59,827
Accrued compensation and benefits	126,649	96,978
Other accrued expenses and current liabilities	85,897	130,573
Total current liabilities	290,270	295,021

Long-term debt, net of current portion	639,074	635,772
Other long-term liabilities	55,424	47,307
Total liabilities	984,768	978,100

Shareholders' equity	917,885	813,847
Total liabilities and shareholders' equity	$1,902,653	$1,791,947

Selected Financial Data (Continued)

CACI International Inc
Condensed Consolidated Balance Sheets (Unaudited)
(Amounts in thousands)

	Twelve Months Ended

	6/30/2008	6/30/2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$83,323	$78,532
Reconciliation of net income to net cash provided by operating activities:
Depreciation and amortization	47,517	39,083
Amortization of deferred financing costs	2,531	1,603
Stock-based compensation expense	17,639	13,019
Provision for deferred income taxes	6,087	2,062
Changes in operating assets and liabilities, net of effect of business acquisitions:
Accounts receivable, net	(27,001)	24,952
Prepaid expenses and other current assets	578	(5,778)
Accounts payable and accrued expenses	1,597	11,276
Accrued compensation and benefits	22,237	359
Income taxes receivable and payable	902	(2,006)
Other liabilities	4,676	4,929
Net cash provided by operating activities	160,086	168,031

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(13,589)	(7,898)
Purchases of businesses, net of cash acquired	(315,855)	(106,212)
Other	101	(2,063)
Net cash used in investing activities	(329,343)	(116,173)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net (repayments) borrowings under credit facilities	(3,352)	264,111
Convertible note hedge and related warrants, net	-	(27,870)
Proceeds from employee stock purchase plans	4,231	5,378
Proceeds from exercise of stock options	4,079	8,524
Purchase of common stock	(1,972)	(50,275)
Other	1,088	8,083
Net cash provided by financing activities	4,074	207,951
Effect of exchange rate changes on cash and cash equivalents	(103)	1,223
Net (decrease) increase in cash and cash equivalents	(165,286)	261,032
Cash and cash equivalents, beginning of period	285,682	24,650
Cash and cash equivalents, end of period	$120,396	$285,682

Selected Financial Data (Continued)

Revenue by Customer Type (Unaudited)
	Quarter Ended
(dollars in thousands)	6/30/2008		6/30/2007		$ Change	% Change
Department of Defense	$496,494	75.8%	$376,983	72.4%	$119,511	31.7%
Federal Civilian Agencies	127,564	19.5%	112,113	21.6%	15,451	13.8%
Commercial	25,101	3.8%	25,438	4.9%	(337)	-1.3%
State and Local Governments	5,857	0.9%	5,851	1.1%	6	0.1%
Total	$655,016	100.0%	$520,385	100.0%	$134,631	25.9%

	Twelve Months Ended
(dollars in thousands)	6/30/2008		6/30/2007		$ Change	% Change
Department of Defense	$1,807,546	74.7%	$1,393,735	71.9%	$413,811	29.7%
Federal Civilian Agencies	491,275	20.3%	431,752	22.3%	59,523	13.8%
Commercial	101,839	4.2%	91,946	4.7%	9,893	10.8%
State and Local Governments	19,877	0.8%	20,539	1.1%	(662)	-3.2%
Total	$2,420,537	100.0%	$1,937,972	100.0%	$482,565	24.9%

Revenue by Contract Type (Unaudited)
	Quarter Ended
(dollars in thousands)	6/30/2008		6/30/2007		$ Change	% Change
Time and materials	$327,969	50.1%	$286,174	55.0%	$41,795	14.6%
Cost reimbursable	190,341	29.0%	140,622	27.0%	49,719	35.4%
Fixed price	136,706	20.9%	93,589	18.0%	43,117	46.1%
Total	$655,016	100.0%	$520,385	100.0%	$134,631	25.9%

	Twelve Months Ended
(dollars in thousands)	6/30/2008		6/30/2007		$ Change	% Change
Time and materials	$1,232,942	50.9%	$1,021,129	52.7%	$211,813	20.7%
Cost reimbursable	672,950	27.8%	531,336	27.4%	141,614	26.7%
Fixed price	514,645	21.3%	385,507	19.9%	129,138	33.5%
Total	$2,420,537	100.0%	$1,937,972	100.0%	$482,565	24.9%

Revenue Received as a Prime versus Subcontractor (Unaudited)
	Quarter Ended
(dollars in thousands)	6/30/2008		6/30/2007		$ Change	% Change
Prime	$535,630	81.8%	$431,982	83.0%	$103,648	24.0%
Subcontractor	119,386	18.2%	88,403	17.0%	30,983	35.0%
Total	$655,016	100.0%	$520,385	100.0%	$134,631	25.9%

	Twelve Months Ended
(dollars in thousands)	6/30/2008		6/30/2007		$ Change	% Change
Prime	$1,982,341	81.9%	$1,590,923	82.1%	$391,418	24.6%
Subcontractor	438,196	18.1%	347,049	17.9%	91,147	26.3%
Total	$2,420,537	100.0%	$1,937,972	100.0%	$482,565	24.9%

Selected Financial Data (Continued)

Contract Funding Orders Received (Unaudited)

	Quarter Ended
(dollars in thousands)	6/30/2008	6/30/2007	$ Change	% Change
Contract Funding Orders	$639,163	$490,552	$148,611	30.3%

	Twelve Months Ended
(dollars in thousands)	6/30/2008	6/30/2007	$ Change	% Change
Contract Funding Orders	$2,501,513	$2,157,911	$343,602	15.9%

Reconciliation of Total Revenue Growth and Organic Revenue Growth
(Unaudited)
We are presenting organic revenue growth to reflect the effect of acquisitions on total revenue growth. Revenue generated from the date a business is acquired through the first anniversary of that date is considered acquired revenue growth. All remaining revenue growth is considered organic. We believe that this non-GAAP financial measure provides investors with useful information to evaluate the growth rate of our core business. This non-GAAP measure should not be considered in isolation or as a substitute for performance measures prepared in accordance with GAAP.

	Quarter Ended			Twelve Months Ended
(dollars in thousands)	6/30/2008	6/30/2007	% Change	6/30/2008	6/30/2007	% Change
Revenue, as reported	$655,016	$520,385	25.9%	$2,420,537	$1,937,972	24.9%
Less:
Acquired revenue	70,364	-		214,528	-
Organic revenue	$584,652	$520,385	12.3%	$2,206,009	$1,937,972	13.8%

Reconciliation of Net Income and Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA)
(Unaudited)
EBITDA, a measure used by management to evaluate operating performance, is defined by us as GAAP net income plus net interest expense, income taxes, and depreciation and amortization, as shown on our Condensed Consolidated Statements of Operations. We believe that this non-GAAP measure is a valuable indicator of our operating performance. EBITDA is a commonly used non-GAAP measure when comparing our results with those of other companies, but EBITDA as defined by us may not be computed in the same manner as similarly titled measures used by other companies. The EBITDA margin is EBITDA divided by revenue. These non-GAAP measures should not be considered in isolation or as a substitute for performance measures prepared in accordance with GAAP.

	Quarter Ended			Twelve Months Ended
(dollars in thousands)	6/30/08	6/30/07	% Change	6/30/08	6/30/07	% Change
Net Income, as reported	$23,549	$20,824	13.1%	$83,323	$78,532	6.1%
Plus:
Income taxes	16,260	12,970	25.4%	54,308	46,736	16.2%
Interest expense, net	6,557	4,080	60.7%	25,198	20,585	22.4%
Depreciation and amortization	12,128	9,836	23.3%	47,517	39,083	21.6%
EBITDA	$58,494	$47,710	22.6%	$210,346	$184,936	13.7%

	Quarter Ended			Twelve Months Ended
(dollars in thousands)	6/30/08	6/30/07	% Change	6/30/08	6/30/07	% Change
Revenue, as reported	$655,016	$520,385	25.9%	$2,420,537	$1,937,972	24.9%
EBITDA	$58,494	$47,710	22.6%	$210,346	$184,936	13.7%
EBITDA margin	8.9%	9.2%		8.7%	9.5%